Shareholder Letter First Quarter 2024 May 2, 2024 Exhibit 99.1

Fellow Shareholders,

Our financial performance in Q1 reflects our focused execution on product expansion, ongoing operational discipline, and strong crypto market conditions. We generated $1.6 billion of total revenue and $1.2 billion of net income*. Adjusted EBITDA was $1.0 billion – more than we generated in all of 2023.

* Net income benefited from $737 million in pre-tax crypto asset mark-to-market gains, the vast majority of which were unrealized.

Additionally, we made meaningful progress against our 2024 priorities of driving revenue, utility, and regulatory clarity. Our market share in US spot and derivatives increased, we reached all-time highs on Coinbase Prime, and USDC market capitalization increased. Coinbase One adoption remains strong, and our international business was a larger contributor to our growth.

Through Base, our Layer 2 solution, we are expanding the utility of crypto by improving the infrastructure of the ecosystem, increasing speed and stability of the network, and empowering builders to innovate onchain.

Lastly, we continue to drive regulatory clarity for crypto through grassroots advocacy, pushing for legislation, and ongoing efforts to seek clarity through the courts.

All in, Q1 was a highly productive start to 2024 for Coinbase and we remain as focused as ever on our mission of increasing economic freedom in the world.



coinbase
Q1 2024 Earnings
$1.6B
Total Revenue
$1.2B
Net Income [1]
$1B
Total Adjusted EBITDA [2]
$7.1B
USD Resources [3]
The future of money
USDC
fastest-growing major USD backed stablecoin so far in 2024
+30%
increase in USDC market cap in Q1
$5.5B
USDC on our platform in Q1 (nearly double that of Q4 '23)
STAND WITH CRYPTO
415K+
Advocates
Growing internationally
first and largest international crypto exchange registered in Canada
15
new perpetual futures listings on Coinbase International Exchange
80%
coverage of the estimated total perpetual futures volume globally as of Q1
Bringing the world onchain
8X
increase in developer activity on Base in Q1
Base has processed more transactions than any other L2 in the last 30 days
Over 2X
more transactions than ETH in the last 30 days

Figures have been rounded for presentation purposes only.

[1] Net income benefited from $737 million in pre-tax crypto asset mark-to-market gains, the vast majority of which were unrealized.

[2] Adjusted EBITDA is a non-GAAP financial measure.

[3] $USD resources is defined as cash and cash equivalents, and USDC (net of loans and assets pledged as collateral).

For additional financial information and a reconciliation between GAAP and non-GAAP results, please refer to the reconciliation of GAAP to Non-GAAP results table in this shareholder letter and our Q1'24 Form 10-Q filed with the SEC on May 2, 2024.

coinbase First Quarter 2024 1

Chapter 1: Q1 results reflect our investments in product expansion, continued operational discipline, and strong market conditions; we generated $1.6 billion in total revenue, $1.2 billion in net income, and $1.0 billion in Adjusted EBITDA. Q1 total revenue was $1.6 billion, up 72% Q/Q. Total operating expenses were $877 million, up 5% Q/Q, while technology & development, sales & marketing, and general & administrative expenses were collectively $744 million, up 5% Q/Q. Net income benefited from $737 million in pre-tax crypto asset mark-to-market gains, the vast majority of which were unrealized. We ended Q1 with $7.1 billion in $USD resources, inclusive of $1.1 billion in net cash raised in the quarter as a result of our 2030 Convertible Notes offering.

Chapter 2: We made meaningful progress against our 2024 priorities of driving revenue and utility. We grew US spot and derivative trading market share, had all-time highs in trading volume and active clients on Coinbase Prime, saw USDC become the fastest-growing major $USD backed stablecoin so far in 2024, and our international business was a larger contributor to our growth. We are seeing early product market fit with Base, our Layer 2 solution, where developer activity has surged and Base has processed over 2x more transactions than Ethereum in the last 30 days.

Chapter 3: Driving regulatory clarity remains another key priority in 2024, and we are doing this through activating the crypto voter to elect pro-crypto candidates, through collaboration with law and policymakers, and through the courts. We continue to support Stand With Crypto – which has rallied over 415,000 advocates – and the Fairshake PAC, and were pleased to see these initiatives impact the March primaries in key states like California, Texas, and Alabama. On the legislative front, we are seeing a step change among key leaders in Washington D.C. aligning on the need for stablecoin legislation, which we believe is a hopeful sign that broader crypto legislation will eventually materialize in the US. Lastly, in our case with the SEC, the court dismissed the SEC's claim with respect to Coinbase Wallet, and ruled that the remainder of the case will proceed to discovery. We remain confident in the strength of our legal arguments and are geared up for an intensive discovery phase throughout the remainder of the year.

Chapter 4: Q2'24 Outlook. In April, we generated over $300 million of total transaction revenue and expect Q2 subscription and services revenue to be within a range of $525-$600 million, assuming crypto asset prices stay in the range we have seen year to date. We anticipate Q2 transaction expenses will be in the mid-teens as a percentage of net revenue. We expect Q2 technology & development and general & administrative expenses to be $660-$710 million, driven primarily by elevated expenses associated with higher trading volumes (notably customer support and certain infrastructure expenses). We expect Q2 sales & marketing expenses to be $150-$180 million, driven by significantly higher USDC customer rewards – as on-platform USDC balances nearly doubled to $5.5 billion as of March 31 – as well as seasonally higher NBA spend.

Select Financial Metrics

FINANCIAL METRICS ($M)	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24
Net Revenue	736	663	623	905	1,588
Net Income (Loss)	(79)	(97)	(2)	273	1,176
Adjusted EBITDA	287	189	178	324	1,014

Q1'24 Coinbase Results vs. Outlook

METRIC	COINBASE Q1 OUTLOOK (FEBRUARY 2024)	Q1 ACTUALS
Subscription and Services Revenue	$410 – $480 million	$511 million
Transaction Expenses *as a percentage of net revenue*	Mid teens as a % of net revenue *Dependent on revenue mix*	14%
Technology and Development + General and Administrative Expenses *including stock-based compensation*	$600 – $650 million *including ~$215 million in stock-based compensation*	$645 million *including $208 million in stock-based compensation*
Sales and Marketing Expenses *including stock-based compensation*	$85 – $100 million *including ~$17 million in stock-based compensation*	$99 million *including $17 million in stock-based compensation*

During the first quarter of 2024, we revised our definition of Adjusted EBITDA and recast prior periods for comparability. For the revised definition and for a reconciliation of Net Income (Loss) to Adjusted EBITDA, please refer to the section titled Revised Definition of Adjusted EBITDA and the reconciliation table included at the end of this shareholder letter.

coinbase First Quarter 2024 2

Chapter 1 Q1 results reflect our investments in product expansion, continued operational discipline, and strong market conditions; we generated $1.6 billion in total revenue, $1.2 billion in net income, and $1.0 billion in Adjusted EBITDA We have long discussed crypto asset price cycles and crypto asset volatility – two important factors that influence our trading volume1 and transaction revenue. Throughout much of 2022 and 2023, both crypto asset volatility and crypto asset prices declined, following all-time high levels in 2021, in part driven by a significant change in macroeconomic conditions and the failure of several prominent crypto trading venues and lending platforms in 2022. In Q1, crypto asset volatility2 increased sharply, but remained well below all-time high levels. In terms of crypto asset prices, crypto market capitalization reached a 52-week high of approximately $2.8 trillion in Q1. While we cannot attribute the increase in market capitalization to a specific driver, we believe this increase was influenced by a variety of factors, such as the launch of the bitcoin ETFs which experienced over $11 billion in net inflows so far in 2024. Q1 total revenue was $1.6 billion, up 72% Q/Q. Total operating expenses were $877 million, up 5% Q/Q, while technology & development, sales & marketing, and general & administrative expenses were collectively $744 million, up 5% Q/Q. Net income was $1.2 billion and benefited from $737 million in pre-tax crypto asset mark-to-market gains, the vast majority of which were unrealized. Adjusted EBITDA was $1.0 billion. We ended Q1 with $7.1 billion in $USD resources, inclusive of $1.1 billion in net cash raised in the quarter as a result of our 2030 Convertible Notes offering. First Quarter 2024 3 M ar ch 2 0 2 4 Ja nu ar y 2 0 2 4 N ov em b er 2 0 2 3 S ep te m b er 2 0 2 3 Ju ly 2 0 2 3 M ay 2 0 2 3 M ar ch 2 0 2 3 Ja nu ar y 2 0 2 3 N ov em b er 2 0 2 2 S ep te m b er 2 0 2 2 Ju ly 2 0 2 2 M ay 2 0 2 2 M ar ch 2 0 2 2 J an ua ry 2 0 2 2 N ov em b er 2 0 2 1 S ep te m b er 2 0 2 1 Ju ly 3 0 2 1 M ay 2 0 2 1 M ar ch 2 0 2 1 Ja nu ar y 2 0 2 1 N ov em b e 2 0 2 0 S ep te m b er 2 0 2 0 Ju ly 2 0 2 0 M ay 2 0 2 0 M ar ch 2 0 2 0 Ja nu ar y 2 0 2 0 Crypto Market Capitalization and Crypto Asset Volatility $3T $2T $1T $0T crypto market capitalization Crypto Asset Volatility2 10.0% 7.5% 5.0% 2.5% 0.0% Crypto Market Capitalization Volatility 1 Trading volume represents the  total U.S. dollar equivalent value of  spot matched trades transacted  between a buyer and seller  through our platform during the  period of measurement. 2 Crypto Asset Volatility represents our internal measure of crypto asset volatility in the market relative to prior periods. The volatility is based on intraday returns of a volume-weighted basket of all assets listed on our trading platform. These returns are used to compute the basket’s intraday volatility which is then scaled to a daily window. These daily volatility values are then averaged over the applicable time period as needed.

Note: Figures presented may not sum precisely due to rounding

Total Revenue ($M)

TOTAL REVENUE	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24
Transaction Revenue					
Consumer, net[1]	392.2	289.0	247.0	468.9	935.2
Institutional, net	22.3	17.1	14.1	36.7	85.4
Other transaction revenue[1]	23.3	21.1	27.5	23.6	56.1
Total transaction revenue	**374.7**	**327.1**	**288.6**	**529.3**	**1,076.7**
Subscription and services revenue					
Stablecoin revenue	198.9	151.4	172.4	171.6	197.3
Blockchain rewards	73.7	87.6	74.5	95.1	150.9
Interest and finance fee income[2]	43.3	51.9	42.5	48.9	66.7
Custodial fee revenue	17.0	17.0	15.8	19.7	32.3
Other subscription and services revenue[2]	28.7	27.5	29.3	40.1	63.7
Total subscription and services revenue	**361.7**	**335.4**	**334.4**	**375.4**	**510.9**
Net Revenue	**736.4**	**662.5**	**623.0**	**904.6**	**1,587.7**
Corporate interest and other income	36.1	45.4	51.1	49.2	49.9
Total Revenue	772.5	707.9	674.1	953.8	1,637.6

[1] During the first quarter of 2024, the Company reclassified Base and payment-related revenue from consumer, net to other transaction revenue. Prior period amounts have been reclassified to conform to current period presentation.

[2] During the first quarter of 2024, the Company reclassified Prime Financing fees earned to interest income, and renamed interest income to interest and finance fee income. Prime Financing fees were previously included in Other subscription and services revenue. Prior period amounts have been reclassified to conform to current period presentation.

Transaction Revenue

Consumer Transaction Revenue

Q1 consumer transaction revenue was $935 million, up 99% Q/Q. Q1 consumer trading volume was $56 billion, up 93% Q/Q, outperforming the US spot market which increased 91% Q/Q. We saw broad-based growth in Q1, including growth in new users, revitalized trading activity among customers acquired prior to 2023, and higher average trading volume per user. The mix of Advanced and Simple trading volume was similar to Q4, and, as a result, our blended average consumer fee rate was similar Q/Q.

Institutional Transaction Revenue

Q1 institutional transaction revenue was $85 million, up 133% Q/Q. Institutional trading volume was $256 billion, up 105% Q/Q, also outperforming the US spot market.

Our institutional platform, Coinbase Prime, hit all-time highs in trading volume and the number of active clients in Q1. During the last bull run, Coinbase primarily offered custody capabilities, but now, with our Prime platform, we offer custody, trading, financing, and staking to institutional customers. The bitcoin ETFs – combined with strong market conditions in Q1 – unlocked a flywheel of customer engagement across this more robust product suite. In fact, nearly 40% of institutional clients engaged with at least 3 products in Q1.

coinbase

First Quarter 2024

4

TRADING VOLUME ($B)	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24
Consumer	21	14	11	29	56
Institutional	124	78	65	125	256
Total	**145**	**92**	**76**	**154**	**312**

TRADING VOLUME (% OF TOTAL)	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24
Bitcoin	32%	40%	38%	31%	33%
Ethereum	24%	23%	19%	15%	13%
USDT	*	*	15%	13%	11%
Other crypto assets	45%	38%	28%	42%	43%
Total	**100%**	**100%**	**100%**	**100%**	**100%**

* Below reporting threshold of 10%

TRANSACTION REVENUE (% OF TOTAL)	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24
Bitcoin	36%	39%	37%	29%	30%
Ethereum	18%	21%	18%	13%	15%
Other crypto assets	46%	39%	46%	57%	55%
Total	**100%**	**100%**	**100%**	**100%**	**100%**

Note: Figures presented may not sum precisely due to rounding

Other Transaction Revenue

Other transaction revenue was $56 million, up 138% Q/Q. Other transaction revenue is a new financial statement line item which consists of Base sequencer fees and payment related revenue – that were previously included in consumer transaction revenue. The primary driver of the Q/Q growth was higher Base sequencer fees.

Subscription and Services Revenue

Q1 subscription and services revenue was $511 million, up 36% Q/Q. On a Q/Q basis, subscription and services revenue benefited from higher crypto asset prices, higher USDC market capitalization, and native unit inflows into both custody and staking. Native units – across staking, custody, and USDC – have increased consistently on our platform for several quarters, throughout periods of differing crypto asset price and volatility levels, contributing to even stronger Q1 results.

Stablecoin revenue was $197 million, up 15% Q/Q. The primary driver was higher USDC market capitalization, which is the total amount of USDC in circulation. The USDC market capitalization growth rate was the highest among all USD stablecoins in Q1. While USDC market capitalization increased 32% Q/Q to $32 billion when comparing levels as of March 31 to December 31, average USDC market capitalization increased 14% Q/Q in Q1 compared to Q4. We ended Q1 with $5.5 billion in on-platform USDC, nearly double compared to the level at the end of Q4.

Blockchain rewards revenue was $151 million, up 59% Q/Q. The primary drivers of the Q/Q growth were higher crypto asset prices, as the price of ETH increased 60% when comparing March 31 to December 31. Note that native units staked for ETH – our largest asset available for staking – increased over the last several quarters, including in Q1.

coinbase First Quarter 2024 5

Interest and finance fee income was $67 million, up 36% Q/Q. Interest and finance fee income was previously Interest income, and now includes all revenue generated through our Prime Financing product. Prior to Q1'24, Prime Financing fees were included in Other subscription and services revenue. The primary driver of growth was higher average custodial fiat balances. Continued adoption of Prime Financing also contributed to the Q/Q growth. As a reminder, custodial fiat balances vary on a quarter-to-quarter basis and we do not manage our business to grow these balances.

Custodial fee revenue was $32 million, up 64% Q/Q. The primary driver of growth was higher crypto asset prices. We also benefited from native unit inflows, primarily due to our role as custodian for 8 of the 11 bitcoin ETFs. We ended Q1 with $171 billion in assets under custody1.

[1] Represents a portion of total safeguarded customer crypto assets which are held within our cold storage solutions offered by the Company's subsidiaries, Coinbase Custody International Limited and Coinbase Custody Trust Company, a qualified custodian.

Other subscription and services revenue was $64 million, up 59% Q/Q. The largest contributor of other subscription and services revenue – both in terms of absolute dollars and Q/Q dollar growth – was Coinbase One, which surpassed 400,000 paying members in Q1. In addition, we continued to see other new products gain traction, notably developer products, which provide delegation, participation, and infrastructure services, and other revenue from other subscription licenses.

Expenses

We continue to operate with a heightened focus on operational discipline and cost management to execute on our goal of generating positive Adjusted EBITDA in all market conditions. In Q1, total operating expenses were $877 million – up 5% or $39 million Q/Q – driven primarily by higher stock-based compensation expenses, which were $225 million. Technology & development, general & administrative, and sales & marketing expenses collectively increased 5% Q/Q to $744 million. We ended Q1 with 3,416 full-time employees, flat Q/Q.

Operating Expenses ($M)

Note: Figures presented may not sum precisely due to rounding

OPERATING EXPENSES	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24
Transaction expense	96.4	108.2	90.6	125.6	217.4
% of net revenue	13%	16%	15%	14%	14%
Technology and development	358.0	320.7	322.8	323.1	357.9
Sales and marketing	64.0	83.9	78.2	106.3	98.6
General and administrative	248.8	259.0	252.6	280.9	287.2
Gains on crypto assets held for operations, net	0.0	0.0	0.0	0.0	(86.4)
Crypto asset impairment, net	18.0	(8.1)	7.2	(51.8)	0.0
Restructuring	144.5	(1.0)	(0.9)	0.0	0.0
Other operating expenses, net	(33.2)	18.9	3.5	54.1	2.4
Total operating expenses	**896.4**	**781.5**	**754.0**	**838.2**	**877.1**
Full-time employees (end of quarter)	3,535	3,406	3,427	3,416	3,416

coinbase First Quarter 2024 6

First Quarter 2024 7 Q1 transaction expenses grew 73% Q/Q to $217 million, or 14% of net revenue. The primary driver of the Q/Q growth was higher blockchain rewards distributed to customers due to higher crypto asset prices, as well as higher payment processing and account verification fees related to elevated trading and customer sign up activity.  Sales and marketing expenses were $99 million, down 7% Q/Q. The Q/Q decline was primarily driven by lower seasonal NBA spend, partially offset by higher USDC rewards payouts due to significant growth in on-platform balances.  Technology and development expenses were $358 million, up 11% Q/Q. The Q/Q increase was primarily due to an increase in stock-based compensation expenses.  General and administrative expenses were $287 million, up 2% Q/Q. The Q/Q increase was primarily driven by an increase in stock-based compensation expenses.  Gains on crypto assets held for operations, net, was $86 million. Of this, $57 million was realized gains from crypto assets sold in the quarter, driven by sales of crypto assets earned as revenue. The remaining amount reflects mark-to-market gains recognized in accordance with Accounting Standards Update No. 2023-08 (“ASU 2023-08”). In Q1, we recorded a $650 million mark-to-market gain on crypto assets held for investment in connection with our adoption of ASU 2023-08.  Other income was $46 million, driven by gains on crypto asset loans made from our crypto investment portfolio and gains related to the fair market adjustments of certain financial instruments.  Our Q1 effective tax rate was 18% and was lower than the US statutory rate primarily driven by the deductibility of stock-based compensation expenses.  Q1 net income was $1.2 billion and benefited from $737 million in pre-tax crypto asset mark-to- market gains, the vast majority of which were unrealized. Adjusted EBITDA was $1.0 billion. Our Q1 fully diluted share count was 284.3 million and includes our 2024 annual equity awards for employees. This includes 245.4 million common shares and 38.9 million dilutive securities. We ended Q1 with $7.1 billion in $USD resources, up $1.6 billion Q/Q, including $1.1 billion in net proceeds from our 2030 Convertible Notes offering completed in Q1. We intend to use net proceeds from this offering to repay at maturity, or prior to maturity, (subject to market prices) our outstanding debt. We ended Q1 with $4.2 billion in total debt outstanding. Beginning with Q1, we are updating our definition of $USD resources from cash & cash equivalents and USDC to now be cash & cash equivalents and USDC (net of loans and assets pledged as collateral) to better reflect the net amount of unencumbered liquid resources available to us. Share count  Capital and Liquidity

Total $USD Resources



TOTAL $7,082M
CORPORATE CASH HELD AT THIRD PARTY VENUES
$125M
USDC*
$371M
CORPORATE CASH
$3,549M
MONEY MARKET FUNDS
$3,038M

* Net of USDC lent or pledged as collateral.

Note: Figures presented may not sum precisely due to rounding

Q1 $USD Resources Walk



5,479M
340M*
5,139M
12/31/2023
432M
Operating USD[1]
300M
Operating USDC
OPERATING
732M
(14M)
Capex + Internally Developed Software
(3M)
Ventures Investments
52M
Crypto Investments[2]
(161M)
Fiat Loans[3]
INVESTING
(126M)
(68M)
Net Equity Transactions[5]
1,142M
Issuance of Long-Term Debt, net[6]
207M
Collateral (Fiat)[7]
Prime Financing + USDC Loaned: net cash/USDC used $230M
FINANCING[4]
1,281M
(276M)
USDC[8]
(8M)
Other[9]
OTHER
(284M)
7,082M
371M*
6,711M
3/31/2024
TOTAL
1,603M
USDC
CASH AND EQUIVALENTS (EXCL. RESTRICTED CASH)

* As of March 31, 2024, USDC excludes $268M of USDC loaned and $222M of USDC pledged as collateral. As of December 31, 2023, USDC excludes $206M of USDC loaned and $30M of USDC pledged as collateral

1 Cash flows due to operating USD activities, excluding deposits in-transit related to customer fiat activity

2 Crypto purchases and disposals across crypto investment portfolio

3 Fiat loans originated, net of repayment

4 Excludes the net change in customer custodial cash liabilities

5 Net cash paid for taxes related to net share settlement of equity awards, offset by cash received for the issuance of common stock upon exercises of stock options, net of repurchases and proceeds for the employee stock purchase plan

6 Issuance of long-term debt offset by capped call purchases

7 Fiat received as collateral, net of collateral returned

8 USDC includes USDC pledged as collateral on crypto borrowings, and adjusts for USDC loaned and USDC pledged as collateral that did not meet the derecognition criteria

9 Other includes the effect of FX on corporate cash offset by miscellaneous inflows of USDC coinbase First Quarter 2024 8

First Quarter 2024 9 We consider our crypto assets held as investments and crypto assets held as collateral as other unencumbered resources to us. The fair market value of crypto assets held as collateral was $107 million as of March 31. The fair market value of our crypto assets held as investments was $1.5 billion as of March 31. When including these crypto assets, total available resources totaled $8.6 billion, up from $6.5 billion at the end of 2023. We maintained our longstanding commitment to operational and risk excellence in Q1. At the end of Q1, we had $1.1 billion in total credit and counterparty risk (excluding banks), stemming from $797 million in loans to customers, $203 million held at third party venues (including $125 million in unrestricted cash), and $73 million in collateral posted. Collateralized & Financing Arrangements and Counterparty Risk

10 We made meaningful progress against our 2024 priorities of driving revenue and utility. Driving Revenue  Last quarter, we shared our three main priorities for 2024. First, driving revenue growth by focusing on expanding our primary revenue streams – trading and stablecoins – through international expansion and deeper integration of USDC into the cryptoeconomy. Second, driving the utility of crypto, particularly by advancing the use of stablecoins and supporting developers on Base. Throughout the down market, we ignored the noise and increased the quality, functionality and breadth of our product suite to best meet customer needs heading into the next bull market. In Q1, we saw many of these long term investments pay off. Coinbase Prime  In Q1, we continued to see meaningful growth in our institutional business through Coinbase Prime. We believe growth was driven largely due to positive market momentum, in part fueled by the launch of bitcoin ETFs, which have experienced over $11 billion in net inflows so far in 2024. Coinbase experienced an outsized return based on the product innovation we made during the down market. Initially focused on custody, Coinbase Prime now delivers a comprehensive suite of services that includes custody, trading, staking, and financing. This expansion has created a flywheel of engagement across our product suite – helping drive record highs in trading volumes and active clients in Q1. Stablecoins and USDC  Stablecoins serve a vital role in the development of a more accessible and equitable financial system. They also modernize financial infrastructure by merging the benefits of crypto – including instant transactions, technology that is not limited by geographic barriers, and opportunity for lower-cost money transfers for things like remittances – with the stability of fiat currencies.  In Q1, we saw strong growth in our stablecoin business as USDC market capitalization grew over 30%. Customers who hold higher USDC balances have higher engagement on our platform, so we have invested in strategic initiatives such as unifying order books on Advanced Trading and rewards for holding USDC (up to 5.1%) to help drive broader adoption of our products and services. These measures not only enhance user experience but have also contributed to USDC being the fastest-growing major USD backed stablecoin so far in 2024. Derivatives through the Coinbase International Exchange and Coinbase Financial Markets (CFM)  We have made considerable strides in both the US through CFM and on a global scale via the Coinbase International Exchange. While still in the early stages, these products have shown promising growth. Our strategic focus on building liquidity has been effective, as trading volume and market share both grew in Q1. In Q1, the Coinbase International Exchange reached $76 billion in notional volume traded, aided by the addition of 15 new perpetual future listings. The now 30 perpetual futures contracts currently listed on the Coinbase International Exchange provide access to 80% of the estimated total perpetual futures volume globally. We further enhanced our derivatives offerings by increasing the available leverage and limits on the Coinbase International Exchange and increasing available limits on CFM. Coinbase One  In Q1, Coinbase One, our premium subscription product for retail users, continued to gain traction. While it is still early, we surpassed 400,000 paid members in Q1. Since inception, we have added new benefits and features to Coinbase One, which has helped support growth. Chapter 2  First Quarter 2024

11 Coinbase Continues to Go Deeper in International Markets  Our efforts to grow our business internationally have yielded good results, with international revenue growing to approximately 17% of total revenue in Q1 driven by transaction revenue growth. In April 2024, we became registered as a Restricted Dealer by the Canadian Securities Administrators, making Coinbase the largest and first international cryptocurrency exchange registered in Canada. We believe our international success can be attributed to a series of targeted initiatives that we built upon during the down market – enhancing banking connections, securing new licenses, expanding our product range to cater to local preferences, and tailoring our services to meet the distinct regulatory and cultural needs of each region – coupled with favorable market conditions. Coinbase’s second priority in 2024 is driving the utility of crypto, which is essential for driving crypto adoption and ultimately bringing 1 billion people onchain. To build this future, we need to invest in infrastructure and foundational platforms, like Base, to support developers building the onchain applications of tomorrow. Base  Base, our Layer 2 solution, plays a crucial role as a secure, open, and efficient platform for developers to build apps onchain. Base is designed to optimize the infrastructure of Ethereum by boosting the network’s speed and affordability, thereby empowering developers to build the onchain economy of tomorrow. The early indicators are promising: developer activity on Base increased 8x Q/Q in Q1, and in the last 30 days, Base has processed over 2x more transactions than Ethereum, more than any other L2. This heightened activity reflects Base’s growing product- market fit and its appeal as a robust developer platform. Our ongoing enhancements to Base have significantly reduced costs and increased transaction speed – attributes that are critical for both developers and users. After the Ethereum Dencun upgrade, we reduced fees by 80%, making Base one of the cheapest L2s with fees often below 1 cent, an important milestone as we move steadily toward our goal of sub-second and near- costless transactions. Continued innovation, developer activity, and user engagement is instrumental in advancing our vision of a more expansive and accessible onchain economy. Expanding the Utility of Crypto  First Quarter 2024

Chapter 3

Driving regulatory clarity remains another key priority in 2024, and we are doing this through activating the crypto voter to elect pro-crypto candidates, through collaboration with law and policymakers, and through the courts.

Advocacy

Our crypto advocacy efforts continue to gain momentum, particularly through our support of Stand With Crypto, a grassroots advocacy organization with more than 415,000 crypto advocates. We are also proud contributors to Fairshake PAC, which is one of the largest Super PACs in the country, in supporting pro-crypto candidates from both parties. Our goal is to give crypto advocates the tools and opportunities they need to make their voices heard with lawmakers and candidates across the country. This movement has already begun to show its impact, particularly during the March primaries, where crypto voters made their presence felt in key states like California, Texas, and Alabama by electing or helping pro-crypto candidates advance past the primaries.

Legislation and Rulemaking

On the legislative front, Congress continues to make progress on legislation that would create fit-for-purpose rules for the crypto industry and protect the millions of Americans who own crypto. We have observed a step change with key leaders having evolved in recent months from debating the need for stablecoin legislation to deliberating its specific form and working toward passing it into law. While the timing of this legislation remains uncertain, the increasing alignment indicates an improved understanding that crypto is here to stay and it is a hopeful sign that more comprehensive crypto legislation will eventually materialize in the US.

Litigation

With respect to our ongoing litigation with the SEC, in Q1, the court dismissed the SEC's claims with respect to Coinbase Wallet, affirming the position of self-custodial wallets and bolstering our stance on digital asset autonomy. The court denied our request to dismiss the rest of the case at this early stage and now the remaining claims will proceed to discovery. Clarity is the ultimate goal and the court's decision continues us on that path. We remain confident in the strength of our legal arguments and are fully prepared for an intensive discovery phase throughout the remainder of the year. We also note that the continuing need for affirmative litigation against the SEC, including actions brought by Coinbase, Grayscale, the Crypto Freedom Alliance of Texas, and most recently Consensys, underscore the SEC's unwillingness to engage productively with the industry and the overreach of its crypto enforcement actions.


Coinbase/SEC Litigation Stages
COMPLAINT FILED
MOTION TO DISMISS
DISCOVERY
MOTION FOR SUMMARY JUDGMENT
TRIAL
In our February 2024 shareholder letter, we shared 3 potential outcomes:
IF THE MOTION WAS GRANTED IN FULL:
The SEC will likely appeal.
THE MOTION WAS GRANTED IN PART AND DENIED IN PART:
In March 2024, the court dismissed the SEC's claims on Wallet, and denied the motion to dismiss on the remainder of the claims.
IF THE MOTION WAS DENIED IN FULL:
The case will proceed to discovery on all claims.
COMPLAINT FILED
MOTION TO DISMISS
DISCOVERY
MOTION FOR SUMMARY JUDGMENT
TRIAL

coinbase First Quarter 2024 12

Chapter 4

Q2'24 Outlook

Transaction Revenue

We have generated over $300 million of total transaction revenue in April. As always, we continue to urge caution in extrapolating these results.

Subscription and Services Revenue

We expect Q2 subscription and services revenue to be within $525-$600 million, assuming crypto prices stay in the range we have seen year to date. As a reminder, crypto asset prices most materially impact blockchain revenue within subscription and services.

Coinbase Q2 2024 Outlook

METRIC	OUTLOOK
Subscription and Services Revenue	$525 - $600 million
Transaction Expenses	Mid teens as a % of net revenue *Dependent on revenue mix*
Technology and Development + General and Administrative Expenses	$660 - $710 million *Including ~$210 million in stock-based compensation*
Sales and Marketing Expenses	$150 - $180 million *Including ~$17 million in stock-based compensation*

Expenses

Technology & development and general & administrative expenses are expected to grow Q/Q, primarily due to elevated expenses associated with higher trading volumes (notably customer support and certain infrastructure expenses).

Sales and marketing expenses are expected to increase substantially Q/Q, primarily driven by significantly higher USDC customer rewards. End of quarter on platform USDC balances nearly doubled to $5.5 billion as of March 31 – as a result, our USDC rewards are expected to grow meaningfully in Q2. In addition, we anticipate seasonally higher NBA related spend.

Mint your Q1 '24 NFT here

Webcast Information

We will host a question and answer session to discuss the results for the first quarter 2024 on May 2, 2024 at 2:30 pm PT. The live webcast of the call will be available on the Investor Relations section of Coinbase's website at https://investor.coinbase.com. A concurrent live stream will be available on the Coinbase YouTube channel at https://www.youtube.com/coinbase. A replay of the call as well as a transcript will be available on the Investor Relations section of Coinbase's website.

coinbase First Quarter 2024 13

14First Quarter 2024 Forward Looking Statements  Non-GAAP Financial Measure  This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the second quarter ending June 30, 2024, anticipated future expenses and investments; expectations relating to certain of our key financial and operating metrics; our business strategy and plans; expectations relating to legal and regulatory proceedings; expectations relating to our industry, the regulatory environment, market conditions, trends and growth; expectations relating to customer behaviors and preferences; our market position; potential market opportunities; and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, among others: our ability to successfully execute our business and growth strategy and generate future profitability; market acceptance of our products and services; our ability to further penetrate our existing customer base and expand our customer base; our ability to develop new products and services; our ability to expand internationally; the success of any acquisitions or investments that we make; the effects of increased competition in our markets; our ability to stay in compliance with applicable laws and regulations; stock price fluctuations; market conditions across the cryptoeconomy, including crypto asset price volatility; and general market, political and economic conditions, including interest rate fluctuations, inflation, instability in the global banking system, economic downturns, and other global events, including regional wars and conflicts and government shutdowns. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward- looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included, in our filings we make with the Securities and Exchange Commission (SEC) from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 15, 2024 and our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2024 filed with the SEC on May 2, 2024. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements. In addition to our results determined in accordance with GAAP, we believe Adjusted EBITDA, a non-GAAP financial performance measure, is useful information to help investors evaluate our operating performance because it: enables investors to compare this measure and component adjustments to similar information provided by peer companies and our past financial performance; provides additional company-specific adjustments for certain items that may be included in income from operations but that we do not consider to be normal, recurring, operating expenses (or income) necessary to operate our business given our operations, revenue generating activities, business strategy, industry, and regulatory environment; and provides investors with visibility to a measure management uses to evaluate our ongoing operations and for internal planning and forecasting purposes.

15First Quarter 2024 Limitations of Adjusted EBITDA  We believe that Adjusted EBITDA may be helpful to investors for the reasons noted above. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. There are a number of limitations related to Adjusted EBITDA rather than net income (loss), which is the nearest GAAP equivalent of Adjusted EBITDA. Some of these limitations are that Adjusted EBITDA excludes provision for (benefit from) income taxes; interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us depreciation and intangible assets amortization expense and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy net gains or losses on our crypto assets held for investment, net, after the adoption of ASU 2023-08; non-recurring lease charges, which represent a non-recurring fee and write-off related to an early lease termination; impairment on crypto assets still held, net, which represents impairment on crypto assets still held and is a non-cash expense, prior to the adoption of ASU 2023-08; other (income) expense, net, which represents realized and unrealized foreign exchange gains or losses, gains or losses on strategic investments, and other non-operating income and expense activity; an the impact of restructuring, which is not related to normal operations but impacted our results in 2023. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our disclosure of Adjusted EBITDA as a tool for comparison. For more information, including a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure stated in accordance with GAAP, please see the reconciliation of GAAP to Non-GAAP results table in this shareholder letter. Investors are encouraged to review the related GAAP financial measure and the reconciliation of Adjusted EBITDA to net income (loss), and not to rely on any single financial measure to evaluate our business. We have not reconciled our Adjusted EBITDA outlook to GAAP net income (loss) because certain items that impact GAAP net income (loss) are uncertain or out of our control and cannot be reasonably predicted. For example, stock-based compensation is impacted by the future fair market value of our Class A common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2024 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) is not available without unreasonable effort.

16First Quarter 2024 Revised Definition of Adjusted EBITDA  During the first quarter of 2024, we revised our definition of Adjusted EBITDA as follows and recast prior periods for comparability to adjust for other (income) expense, net in total, as the entire line item represents non- operating activity, and as a majority of the activity recorded in other (income) expense, net had been included in the calculation of Adjusted EBITDA previously in separate rows while this combined presentation is more streamlined and easily reconciled to our condensed consolidated statements of operations; to revise our definition of Adjusted EBITDA to remove the adjustment for crypto assets borrowing costs on Prime Financing, as even though these costs are akin to interest expense on debt, we believe they represent normal, recurring, operating expenses necessary to expand and grow Prime Financing; an to revise our definition of Adjusted EBITDA to change what is adjusted with respect to gains and losses on crypto assets in connection with the adoption of ASU 2023-08, adjusting post- adoption only for gains and losses on crypto assets held for investment, as they do not represent normal, recurring, operating expenses (or income) necessary to operate our business.

Coinbase Global, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value data)
(unaudited)

	March 31, 2024	December 31, 2023
Assets		
Current assets:		
Cash and cash equivalents	$ 6,711,400	$ 5,139,351
Restricted cash	33,499	22,992
Customer custodial funds	5,201,906	4,570,845
Safeguarding customer crypto assets	329,506,477	192,583,060
USDC	860,669	576,028
Loan receivables	529,143	193,425
Crypto assets held as collateral	106,610	—
Crypto assets borrowed	231,348	45,212
Accounts receivable, net	280,357	168,290
Other current assets	379,537	286,643
Total current assets	343,840,946	203,585,846
Crypto assets held for investment	1,522,328	330,610
Deferred tax assets	879,671	1,272,233
Goodwill	1,139,670	1,139,670
Other non-current assets	653,862	654,594
Total assets	$ 348,036,477	$ 206,982,953
Liabilities and Stockholders' Equity		
Current liabilities:		
Customer custodial cash liabilities	$ 5,201,906	$ 4,570,845
Safeguarding customer crypto liabilities	329,506,477	192,583,060
Crypto asset borrowings	272,805	62,980
Obligation to return collateral	315,090	1,063
Accrued expenses and other current liabilities	438,321	496,183
Total current liabilities	335,734,599	197,714,131
Long-term debt	4,225,014	2,979,957
Other non-current liabilities	5,870	7,216
Total liabilities	339,965,483	200,701,304
Commitments and contingencies		
Preferred stock, $0.00001 par value; 500,000 shares authorized and zero shares issued and outstanding at each of March 31, 2024 and December 31, 2023	—	—
Stockholders' equity:		
Class A common stock, $0.00001 par value; 10,000,000 shares authorized at March 31, 2024 and December 31, 2023; 199,449 and 195,192 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	2	2
Class B common stock, $0.00001 par value; 500,000 shares authorized at March 31, 2024 and December 31, 2023; 45,922 and 46,856 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	—	—
Additional paid-in capital	4,550,408	4,491,571
Accumulated other comprehensive loss	(37,496)	(30,270)
Retained earnings	3,558,080	1,820,346
Total stockholders' equity	8,070,994	6,281,649
Total liabilities and stockholders' equity	$ 348,036,477	$ 206,982,953

Three Months Ended March 31, 2024 2023 Revenue: Net revenue ................................................................................................................ $ 1,587,677 $ 736,398 Other revenue ............................................................................................................ 49,893 36,131 Total revenue ........................................................................................................ 1,637,570 772,529 Operating expenses: Transaction expense ................................................................................................. 217,407 96,369 Technology and development .................................................................................. 357,863 358,031 Sales and marketing ................................................................................................. 98,585 63,976 General and administrative ...................................................................................... 287,236 248,761 Gains on crypto assets held for operations, net ................................................... (86,358) — Crypto asset impairment, net .................................................................................. — 17,962 Restructuring .............................................................................................................. — 144,489 Other operating expense (income), net ................................................................. 2,376 (33,184) Total operating expenses .................................................................................... 877,109 896,404 Operating income (loss) ...................................................................................... 760,461 (123,875) Interest expense ............................................................................................................. 19,071 21,536 Gains on crypto assets held for investment, net ........................................................ (650,429) — Other (income) expense, net ........................................................................................ (45,605) 20,265 Income (loss) before income taxes ................................................................... 1,437,424 (165,676) Provision for (benefit from) income taxes ................................................................... 261,179 (86,780) Net income (loss) ................................................................................................. $ 1,176,245 $ (78,896) Net income (loss) attributable to common stockholders: Basic ............................................................................................................................ $ 1,175,479 $ (78,896) Diluted ......................................................................................................................... $ 1,178,079 $ (78,896) Net income (loss) per share attributable to common stockholders: Basic ............................................................................................................................ $ 4.84 $ (0.34) Diluted ......................................................................................................................... $ 4.40 $ (0.34) Weighted-average shares of common stock used to compute net income (loss) per share attributable to common stockholders: Basic ............................................................................................................................ 242,793 231,489 Diluted ......................................................................................................................... 267,945 231,489 Stock-based Compensation Expense Three Months Ended March 31, 2024 2023 Technology and development ......................................................................................... $ 139,830 $ 122,696 Sales and marketing ......................................................................................................... 16,623 14,209 General and administrative ............................................................................................. 68,051 61,955 Restructuring ..................................................................................................................... — 84,042 Total ............................................................................................................................... $ 224,504 $ 282,902 Coinbase Global, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share data) (unaudited)

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Cash flows from operating activities		
Net income (loss)	$ 1,176,245	$ (78,896)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:		
Depreciation and amortization	29,327	41,208
Stock-based compensation expense	224,504	198,860
Restructuring stock-based compensation expense	—	84,042
Deferred income taxes	214,361	(84,169)
Unrealized (gain) loss on foreign exchange	(992)	8,428
Non-cash lease expense	2,793	12,215
Fair value gains on crypto assets borrowed and borrowings	(2,944)	(3,199)
Gains on crypto assets held as investments and operations	(736,787)	(84,685)
Realized loss on crypto futures contract	—	43,339
Crypto asset impairment expense (prior to ASU 2023-08)	—	28,935
Other operating activities, net	(21,020)	(18,327)
Net changes in operating assets and liabilities	(474,002)	315,327
Net cash provided by operating activities	411,485	463,078
Cash flows from investing activities		
Fiat loans originated	(416,405)	(65,611)
Proceeds from repayment of fiat loans	254,600	31,779
Purchase of crypto assets held for investment	(135)	(53,223)
Sale of crypto assets held for investment	51,659	110,776
Settlement of crypto futures contract	—	(43,339)
Other investing activities, net	(15,400)	(6,462)
Net cash used in investing activities	(125,681)	(26,080)
Cash flows from financing activities		
Issuance of common stock upon exercise of stock options, net of repurchases	44,216	8,873
Taxes paid related to net share settlement of equity awards	(117,225)	(62,497)
Proceeds received under the ESPP	5,460	4,562
Customer custodial cash liabilities	645,938	528,959
Issuance of convertible senior notes, net	1,246,025	—
Purchase of capped calls	(104,110)	—
Fiat received as collateral	340,296	3,117
Fiat received as collateral returned	(132,879)	(2,403)
Other financing activities	—	(20,482)
Net cash provided by financing activities	1,927,721	460,129
Net increase in cash, cash equivalents, and restricted cash	2,213,525	897,127
Effect of exchange rates on cash, cash equivalents, and restricted cash	(21,186)	11,377
Cash, cash equivalents, and restricted cash, beginning of period	9,555,448	9,429,646
Cash, cash equivalents, and restricted cash, end of period	$ 11,747,787	$ 10,338,150

Supplemental disclosure of cash flow information		
Cash paid during the period for interest	$ —	$ 74
Cash paid during the period for income taxes	5,528	5,322
Operating cash outflows for amounts included in the measurement of operating lease liabilities	3,140	4,668

Supplemental Disclosures of Cash Flow Information (unaudited) Changes in operating assets and liabilities affecting cash were as follows (in thousands): Three Months Ended March 31, 2024 2023 USDC .............................................................................................................................. $ (299,507) $ 497,303 Accounts receivable ..................................................................................................... (108,802) (67,126) Deposits in transit ......................................................................................................... (21,260) (15,262) Income taxes, net .......................................................................................................... 41,613 (7,608) Other current and non-current assets ........................................................................ (3,856) (14,892) Other current and non-current liabilities .................................................................... (82,190) (77,088) Net changes in operating assets and liabilities ................................................... $ (474,002) $ 315,327 Reconciliation of cash, cash equivalents, and restricted cash (in thousands): Three Months Ended March 31, 2024 2023 Cash and cash equivalents ......................................................................................... $ 6,711,400 $ 5,018,409 Restricted cash .............................................................................................................. 33,499 26,712 Customer custodial cash ............................................................................................. 5,002,888 5,293,029 Total cash, cash equivalents, and restricted cash .............................................. $ 11,747,787 $ 10,338,150 Supplemental schedule of non-cash investing and financing activities were as follows (in thousands): Three Months Ended March 31, 2024 2023 Crypto assets borrowed ............................................................................................... $ 191,436 $ 170,599 Crypto assets borrowed repaid with crypto assets .................................................. 77,451 200,151 Crypto assets loans originated ................................................................................... 424,248 — Crypto assets loans repaid .......................................................................................... 286,475 — Non-cash assets received as collateral ..................................................................... 90,798 19,116 Non-cash assets received as collateral returned ..................................................... 15,374 45,990 Non-cash assets pledged as collateral ...................................................................... 42,020 30,774 Non-cash assets pledged as collateral returned ...................................................... 20,804 10,743 Non-cash consideration paid for business combinations ....................................... — 51,494 Realized gains on crypto assets held for investment .............................................. — 48,491 Cumulative-effect adjustment due to the adoption of ASU 2023-08 ..................... 561,489 —

Reconciliation of Net (Loss) Income to Adjusted EBITDA (unaudited)

	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24
			(in thousands)		
Net (loss) income	$ (78,896)	$ (97,405)	$ (2,265)	$ 273,437	$ 1,176,245
Adjusted to exclude the following:					
(Benefit from) provision for income taxes	(86,780)	18,722	36,926	(140,584)	261,179
Interest expense	21,536	21,672	20,821	18,737	19,071
Depreciation and amortization	41,208	36,982	31,967	29,485	29,327
Stock-based compensation	198,860	199,772	218,153	163,883	224,504
Gains on crypto assets held for investment, net (post-adoption of ASU 2023-08)					(650,429)
Non-recurring lease charges	13,866	18,088	—	—	—
Non-recurring accrued legal contingencies, settlements, and related costs	—	—	—	15,000	—
Impairment on crypto assets still held, net (pre-adoption of ASU 2023-08)	12,085	8,499	8,897	—	—
Other expense (income), net	20,265	(16,564)	(135,307)	(35,977)	(45,605)
Restructuring	144,489	(1,035)	(860)	—	—
Adjusted EBITDA	$ 286,633	$ 188,731	$ 178,332	$ 323,981	$ 1,014,292
Revised definition no longer adjusts for:					
Crypto asset borrowing costs	$ 1,520	$ 1,218	$ 706	$ 1,362	
Other impairment expense	5,527	2,586	1,956	8,724	
Revised definition newly adjusts for:					
Additional other (income) expense, net[1]	(10,028)	1,417	(50)	(28,961)	
Adjusted EBITDA, previous definition	$ 283,652	$ 193,952	$ 180,944	$ 305,106	

Note: Figures presented above may not sum precisely due to rounding

(1) Represents the portion of Other expense (income), net that was not previously included as an adjustment to arrive at Adjusted EBITDA.